Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

STEPHEN D. MILLIGAN JOINS ROSS STORES
BOARD OF DIRECTORS

Dublin, California, January 23, 2015 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that Stephen D. Milligan has been elected to its Board of Directors effective immediately.

Mr. Milligan, age 51, has served since 2013 as President and Chief Executive Officer of Western Digital Corporation, a $15.1 billion data storage solutions provider. He rejoined Western Digital in 2012 as President following the company’s acquisition of Hitachi Global Storage Technologies (Hitachi GST), where he was Chief Executive Officer from 2009 to 2012 and Chief Financial Officer from 2007 to 2009. Prior to his tenure at Hitachi GST, Mr. Milligan had been with Western Digital from 2002 to 2007, including serving as Chief Financial Officer. Previously he spent five years with Dell in senior finance roles after starting his career with Price Waterhouse. He holds a Bachelor of Science degree in Accounting from The Ohio State University.

In commenting on this news, Michael Balmuth, Executive Chairman of Ross Stores, stated, “We are delighted to have Steve Milligan join our Board of Directors. We are confident that the three decades of in-depth financial and technology management and consulting experience he brings to our Board will be valuable to our Company and our shareholders.”

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Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2013 revenues of $10.2 billion.  The Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,214 locations in 33 states, the District of Columbia and Guam as of January 23, 2015. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 152 dd's DISCOUNTS® in 15 states as of January 23, 2015 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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